SCHEDULE C

Transactions in Securities

Transactions by Stilwell Value Partners VII, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Sale of Series B Convertible Preferred Stock	06/04/25	2,344	4	9,376
Disposition of 7.00% Subordinated Convertible Notes due 2031(1)	06/11/25	$249,041	(1)	(1)
Acquisition of Common Stock(1)	06/11/25	88,333	2.819312	249,038.29
Sale of Series D Cumulative Preferred Stock	06/12/25	2,414	33.2264	80,208.53

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Sale of Series B Convertible Preferred Stock	06/04/25	1,492	4	5,968
Disposition of 7.00% Subordinated Convertible Notes due 2031(1)	06/11/25	$120,002	(1)	(1)
Acquisition of Common Stock(1)	06/11/25	42,564	2.819312	120,001.20
Sale of Series D Cumulative Preferred Stock	06/12/25	1,893	33.2264	62,897.58

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Sale of Series B Convertible Preferred Stock	05/27/25	871	4	3,484
Sale of Series B Convertible Preferred Stock	06/04/25	10,338	4	41,352
Disposition of 7.00% Subordinated Convertible Notes due 2031(1)	06/11/25	$1,143,457	(1)	(1)
Acquisition of Common Stock(1)	06/11/25	405,580	2.819312	1,143,456.56
Sale of Series D Cumulative Preferred Stock	06/12/25	13,193	33.2264	438,355.90

Transactions by Stilwell Associates, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Disposition of Series D Cumulative Preferred Stock(2)	06/05/25	100	41.34	4,134
Acquisition of Common Stock(2)	06/05/25	806	5.13	4,134.78

(1) Such transactions were made in connection with the conversion of the Notes, as described in Item 6 of the Thirty-Sixth Amendment. The Notes are convertible into shares of Common Stock at a conversion price of $2.819312 per share (8.867413 common shares for each $25.00 of principal amount of the Notes being converted) in accordance with the terms of the Indenture.

(2) Such transactions were made in connection with the redemption requests, as described in Item 6 of the Thirty-Sixth Amendment. The redemption price for each share of Series D Preferred Stock was approximately $41.34 ($25.00 per share plus the amount of all accrued but unpaid dividends to and including the redemption date). The number of shares of Common Stock issued upon redemption of Series D Preferred Stock was based on a Common Stock price of $5.13, which was the volume weighted average of the closing sales price, as reported on the Nasdaq Capital Market, per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the redemption date.